                                                                    Exhibit 10.6

================================================================================

                                    Form of
                               $2,500,000,000
                      364-DAY REVOLVING CREDIT AGREEMENT

                                  dated as of

                                March 30, 2001

                                     among

                                  NNG, INC.,

                         NORTHROP GRUMMAN CORPORATION,

                           LITTON INDUSTRIES, INC.,

                           The Lenders Party Hereto,

                           THE CHASE MANHATTAN BANK

                                      and

                          CREDIT SUISSE FIRST BOSTON,
                          as Co-Administrative Agents

                                      and

                           THE CHASE MANHATTAN BANK
                               as Payment Agent

                          ___________________________


                          SALOMON SMITH BARNEY INC.,
                             as Syndication Agent

                            THE BANK OF NOVA SCOTIA
                                      and
                       DEUTSCHE BANC ALEX. BROWN, INC.,
                          as Co-Documentation Agents


                           JP MORGAN, a division of
                             CHASE SECURITIES INC.
                                      and
                          CREDIT SUISSE FIRST BOSTON,
                 as Joint Lead Arrangers and Joint Bookrunners

================================================================================

                            TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----

                                   ARTICLE I

                                  Definitions

SECTION 1.01.  Defined Terms.................................................................    2
SECTION 1.02.  Classification of Loans and Borrowings........................................   20
               --------------------------------------
SECTION 1.03.  Terms Generally...............................................................   20
SECTION 1.04.  Accounting Terms; GAAP........................................................   20
[SECTION 1.05.  Certain Financial Covenant Calculations......................................   21

                                  ARTICLE II

                                  The Credits

SECTION 2.01.  Commitments...................................................................   21
SECTION 2.02.  Revolving Loans and Revolving Borrowings......................................   21
SECTION 2.03.  Requests for Revolving Borrowings.............................................   22
SECTION 2.04.  Competitive Bid Procedure.....................................................   23
SECTION 2.05.  Funding of Revolving Borrowings...............................................   25
SECTION 2.06.  Interest Elections............................................................   25
SECTION 2.07.  Termination and Reduction of Commitments......................................   27
SECTION 2.08.  Repayment of Loans; Evidence of Debt..........................................   27
SECTION 2.09.  Prepayment of Revolving Loans.................................................   28
SECTION 2.10.  Fees..........................................................................   29
SECTION 2.11.  Interest......................................................................   29
SECTION 2.12.  Alternate Rate of Interest....................................................   30
SECTION 2.13.  Increased Costs...............................................................   31
SECTION 2.14.  Break Funding Payments........................................................   32
SECTION 2.15.  Taxes.........................................................................   33
SECTION 2.16.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs....................   34
SECTION 2.17.  Mitigation Obligations; Replacement of Lenders................................   36

                                  ARTICLE III

Representations and Warranties
SECTION 3.01.  Corporate Existence...........................................................   36
SECTION 3.02.  Certain Financial Information.................................................   37
SECTION 3.03.  Litigation....................................................................   38
SECTION 3.04.  No Breach.....................................................................   38
SECTION 3.05.  Corporate Action..............................................................   38
SECTION 3.06.  Approvals.....................................................................   39
SECTION 3.07.  Use of Proceeds, Etc..........................................................   39
SECTION 3.08.  ERISA.........................................................................   39
SECTION 3.09.  Taxes.........................................................................   39

SECTION 3.10.  Funded Debt....................................................................   39
SECTION 3.11.  Properties.....................................................................   40
SECTION 3.12.  Environmental Matters..........................................................   40
SECTION 3.13.  True and Complete Disclosure...................................................   40
SECTION 3.14.  Acquisition....................................................................   41
SECTION 3.15.  Intercompany Indebtedness......................................................   41


                                  ARTICLE IV

                                  Conditions

SECTION 4.01.  Effective Date.................................................................  41


                                   ARTICLE V

                             Affirmative Covenants

SECTION 5.01.  Financial Statements...........................................................  44
SECTION 5.02.  Existence, Payment of Taxes, ERISA, Etc........................................  45
SECTION 5.03.  Notice of Litigation...........................................................  46
SECTION 5.04.  Insurance......................................................................  46
SECTION 5.05.  Access to Books and Properties.................................................  46
SECTION 5.06.  Ratings by Moody's and S&P.....................................................  47


                                  ARTICLE VI

                              Negative Covenants

SECTION 6.01.  Restricted Payments............................................................  47
SECTION 6.03.  Guarantees.....................................................................  48
SECTION 6.04.  Fundamental Changes and Acquisitions...........................................  48
SECTION 6.05.  Limitation on Liens............................................................  49
SECTION 6.06.  Investments....................................................................  50
SECTION 6.07.  Indebtedness...................................................................  51
SECTION 6.08.  Leverage Ratio.................................................................  52
SECTION 6.09.  Funded Debt to Consolidated EBITDA Ratio.......................................  52
SECTION 6.10.  Fixed Charge Coverage Ratio....................................................  52
SECTION 6.11.  Use of Proceeds................................................................  53
SECTION 6.12.  Margin Stock...................................................................  53
SECTION 6.13.  Interest Rate Protection Agreements............................................  53
SECTION 6.14.  Modifications of Certain Documents.............................................  53
SECTION 6.15.  Subsidiary Equity Issuance.....................................................  53


                                  ARTICLE VII

Events of Default.............................................................................  53

                                 ARTICLE VIII

The Agents..................................................................................   57


                                  ARTICLE IX


Joint and Several Liability of Borrowers....................................................   59


                                   ARTICLE X

                                 Miscellaneous

SECTION 10.01.  Notices......................................................................  61
SECTION 10.02.  Waivers; Amendments..........................................................  61
SECTION 10.03.  Expenses; Indemnity; Damage Waiver...........................................  62
SECTION 10.04.  Successors and Assigns; Joint and Several Obligations........................  63
SECTION 10.05.  Survival.....................................................................  66
SECTION 10.06.  Counterparts; Integration; Effectiveness.....................................  66
SECTION 10.07.  Severability.................................................................  66
SECTION 10.08.  Right of Setoff..............................................................  67
SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process...................  67
SECTION 10.10.  WAIVER OF JURY TRIAL.........................................................  67
SECTION 10.11.  Headings.....................................................................  68
SECTION 10.12.  Confidentiality..............................................................  68
SECTION 10.13.  Interest Rate Limitation.....................................................  68

SCHEDULES:
---------

Schedule 1.01(a)        -    Refinanced Debt
Schedule 2.01           -    Commitments
Schedule 3.03           -    Material Litigation
Schedule 3.06           -    Government Approvals
Schedule 6.07           -    Outstanding Indebtedness After Giving Effect to the
                             Acquisition

EXHIBITS:
--------

Exhibit A               -   Form of Assignment and Acceptance
Exhibit B-1             -   Form of Opinion of Sheppard, Mullin, Richter &
                            Hampton LLP, counsel for the Borrowers
Exhibit B-2             -   Form of Opinion of John Mullan, Assistant General
                            Counsel of Northrop Grumman Corporation
Exhibit B-3             -   Form of Opinion of W. Burks Terry, General Counsel
                            of Litton Industries, Inc.
Exhibit B-4             -   Form of Opinion of Kaye, Scholer LLP, special New
                            York counsel for the Borrowers
Exhibit C               -   Form of Note
Exhibit D               -   Form of Confidentiality Agreement

                    CREDIT AGREEMENT dated as of March 30, 2001, among NNG,
               INC., a Delaware corporation (the "Company"); NORTHROP GRUMMAN CORPORATION, a Delaware corporation ("Northrop Operating"); at all times after it shall have become a subsidiary of the Company, LITTON INDUSTRIES, INC., a Delaware corporation ("Litton Operating" and, together with the Company and Northrop Operating, the "Borrowers"); the LENDERS party hereto, THE CHASE MANHATTAN BANK and CREDIT SUISSE FIRST BOSTON, as Co-Administrative Agents, SALOMON SMITH BARNEY INC., as Syndication Agent, and THE BANK OF NOVA SCOTIA and DEUTSCHE BANC ALEX. BROWN INC. as Co-Documentation Agents.

          The Company intends to acquire (the "Acquisition") Litton Operating pursuant to the Amended and Restated Agreement and Plan of Merger dated as of January 23, 2001 (the "Merger Agreement"), among Northrop Operating, LII Acquisition, Inc. ("Litton Merger Sub") and Litton Operating. Pursuant to the Merger Agreement, Litton Merger Sub has made an offer (the "Exchange Offer") to acquire all the issued and outstanding capital stock of Litton Operating for consideration consisting of (a) in the case of Litton Operating's common stock, at the election of the holders thereof and subject to certain other conditions and adjustments, (i) $80.25 per common share, net to the Seller in cash, and/or
(ii) a combination of new common stock of the Company (approximately 13,000,000 shares in the aggregate) and/or new preferred stock of the Company (valued at up to $350,000,000 in the aggregate) and (b) in the case of Litton Operating's preferred stock, $35 per share, net to the Seller in cash. Immediately prior to the consummation of the Exchange Offer, the Company will cause a newly formed, wholly-owned subsidiary ("Northrop Merger Sub") to merge (the "Northrop Merger") with and into Northrop Operating, as consideration for which the existing stockholders of Northrop Operating will receive common stock of the Company. As promptly as practicable following the consummation of the Exchange Offer, (i) Litton Merger Sub will merge with and into Litton Operating (the "Litton Merger" and, together with the Northrop Merger, the "Mergers") in a transaction in which, subject to stockholders' dissent rights, each issued and outstanding share of common stock of Litton Operating not acquired in the Exchange Offer will be converted into the right to receive $80.25 per common share in cash and
(ii) Litton Operating will become a party to this Agreement as a Borrower. The aggregate consideration payable to the stockholders of Litton Operating in the Acquisition will be approximately not greater than $4,000,000,000 in cash and stock. In connection and substantially concurrent with the Acquisition, Northrop Operating and Litton Operating will repay all amounts outstanding under, and terminate, their primary existing bank credit agreements (the "Existing Credit Agreements") and repay the Refinanced Debt.

          The parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

           SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Acquisition" has the meaning assigned to such term in the preamble to this Agreement.

          "Adjusted LIBO Rate" means, with respect to any Eurodollar Revolving Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Payment Agent.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Agents" means, collectively, the Co-Administrative Agents and the Payment Agent.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

          "Applicable Rate" means, for any day, with respect to any Eurodollar Revolving Loan or ABR Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurodollar Spread", "ABR Spread" or "Facility Fee Rate", as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Senior Long Term Debt:


==========================================================================
         Senior Long Term             Facility    Eurodollar     ABR
           Debt Ratings               Fee Rate      Spread     Spread
--------------------------------------------------------------------------
Category 1                              0.100%       0.650%    0.000%
BBB+ or higher or Baal or higher
--------------------------------------------------------------------------
Category 2                              0.125%       0.875%    0.000%
BBB or Baa2, and no other
 Category applies
--------------------------------------------------------------------------
Category 3                              0.175%       1.075%    0.075%
BBB- and Baa3
--------------------------------------------------------------------------
Category 4                              0.250%       1.250%    0.250%
BBB- and Ba1 or BB+ and Baa3
--------------------------------------------------------------------------
Category 5                              0.300%       1.450%    0.450%
BB+ and Ba1
--------------------------------------------------------------------------
Category 6                              0.375%       1.875%    0.875%
Lower than BB+ or lower
than Ba1
--------------------------------------------------------------------------

If either Moody's or S&P shall not have in effect a rating for the Senior Long Term Debt, then the Company and the Co-Administrative Agents shall endeavor in good faith to agree upon a Substitute Rating Agency and the ratings of such Substitute Rating Agency corresponding to the ratings of Moody's or S&P, as the case may be, in each of the Categories in the table above, and following such agreement the Applicable Rate shall be determined by substituting the ratings of such Substitute Rating Agency applicable to the Senior Long Term Debt for the ratings of Moody's or S&P, as the case may be, in the table above; provided, that (a) a single Substitute Rating Agency may not be substituted pursuant to this sentence for both Moody's and S&P and (b) until the Company and the Co-Administrative Agents shall have reached agreement on the matters referred to in this sentence, the Applicable Rate shall be determined by reference to the single available rating by Moody's or S&P, as the case may be (or, if there is no available rating, the rating most recently in effect). If the ratings established or deemed to have been established by Moody's and S&P (or a Substitute Rating Agency) for the Senior Long Term Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P (or a Substitute Rating Agency)), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P or an applicable Substitute Rating Agency shall change, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect from such rating agency prior to such change.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Payment Agent, in the form of Exhibit A or any other form approved by the Payment Agent and the Borrowers.

          "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

          "Bankruptcy Code" means the Federal Bankruptcy Code of 1978, as amended from time to time.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrowers" means Northrop Operating and the Company and, from and after its execution of this Agreement as provided in Section 10.14, Litton Operating.

          "Borrowing" means a group of Loans of the same type, made, converted or continued on the same date and, in the case of Eurodollar Loans or Fixed Rate Loans, as to which a single Interest Period applies.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Expenditures" means, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of the Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

          "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such

Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Chase" means The Chase Manhattan Bank and its successors.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

          "Co-Administrative Agents" means Chase and CSFB, in their capacities as co-administrative agents for the Lenders hereunder, or any successors, thereto appointed in accordance with Article VIII.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

          "Company" has the meaning assigned to such term in the preamble to this Agreement.

          "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

          "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

          "Competitive Bid Request" means a request by a Borrower for Competitive Bids in accordance with Section 2.04.

          "Competitive Loan" means a loan made pursuant to Section 2.04.

          "Competitive Loan Exposure" means, with respect to any Lender at any time, the aggregate principal amount of the outstanding Competitive Loans of such Lender.

          "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Net Income, the sum of (i) Interest Expense for such period,
(ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any noncash charges for such period and (v) fees and expenses incurred in connection with the Transactions, minus, without duplication and to the extent included in determining such Net Income, any noncash income for such period.

          "Consolidated Net Income" means, for the Company and the Subsidiaries (determined on a consolidated basis in accordance with GAAP) for any fiscal period, an amount equal to the consolidated net income of the Company and its Subsidiaries for such fiscal period.

          "Consolidated Net Income Available for Restricted Payments" means an amount equal to (i) the sum of $300,000,000 plus 80% (or minus 100% in case of consolidated net loss) of Consolidated Net Income for the period (taken as one accounting period) commencing January 1, 2001 and terminating on the Fiscal Date immediately preceding the date of any proposed Restricted Payment, less (ii) the sum of (A) the aggregate amount of all dividends (other than dividends payable solely in common stock of the Company) and other distributions paid or declared by the Company (for all periods on or after the Effective Date) or either Northrop Operating or Litton Operating (for the period from January 1, 2001 through the Effective Date) on any class of its stock and (B) the excess (if any) of the aggregate amount expended, directly or indirectly, by the Company (for all periods on or after the Effective Date) or by either Northrop Operating or Litton Operating (for the period from January 1, 2001 through the Effective
Date) for the redemption, purchase or other acquisition of any shares of its stock, over the aggregate amount of any cash or cash equivalents received by the Company on and after said date as consideration for the sale of any shares of its stock.

          "Consolidated Stockholders' Equity" means the amount of stockholders' equity of the Company and the Subsidiaries (determined on a consolidated basis in accordance with GAAP).

          "Consolidating Financial Statements" means, for any fiscal period, the unaudited consolidating statements of financial position and income for the corporate office and principal operating centers of the Company and the Subsidiaries substantially in the form of the consolidating financial statements for such corporate office and principal operating centers as at and for Northrop Operating's fiscal year ended December 31, 1999 heretofore delivered to the Lenders.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "CSFB" means Credit Suisse First Boston and its successors.

          "Debt Service" means, for any period, the sum, for the Company and the Subsidiaries (determined on a consolidated basis in accordance with GAAP), of the following: (a) all regularly scheduled payments of principal of Indebtedness (including, without limitation, the principal component of any payments in respect of Capital Lease Obligations but excluding amounts repaid under Working Capital Credit Lines) made during such period plus (b) all Interest Expense for such period.

          "Default" means any event or condition which constitutes an Event of Default or which with notice, passage of time or both would become an Event of Default.

          "Disbursement Account" means the Company's account (910-2-475762) with the Payment Agent, or, at any time, any other account of the Company with the Payment Agent that shall have been designated in a notice delivered by the Company to the Payment Agent not fewer than three Business Days prior to such time.

          "Disposition" means any sale, assignment, transfer or other disposition (or series of related sales, assignments, transfers or other dispositions) of any Property (whether now owned or hereafter acquired) by the Company or any of the Subsidiaries to any other Person (other than the Company or a Subsidiary) that results in Net Cash Payments to the Company and/or one or more Subsidiaries in an aggregate amount greater than $10,000,000, excluding any sales, assignments, transfers or dispositions of inventory in the ordinary course of business.

          "Dollars" or "$" refers to lawful money of the United States of America.

          "Effective Date" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 10.02).

          "Environmental Laws" means any and all Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

          "Equity" means (i) any capital stock or any warrants, options or rights exercisable in respect of capital stock, including any capital stock issued upon the exercise of any such warrants, options or rights (other than any capital stock, warrants, options or rights issued to directors, officers or employees of the Company or any of the Subsidiaries pursuant to employee benefit plans, stock option plans or long-term incentive plans established in the ordinary course of business and any capital stock of the Company issued upon the exercise of such warrants, options or rights) or (ii) any other security or instrument representing an equity interest in the Company or any of the Subsidiaries.

          "Equity Issuance" means (a) any issuance or sale (including any issuance or sale as a result of a conversion or exchange of debt securities) by the Company or any Subsidiary of Equity or (b) the receipt by the Company of any capital contribution (whether or not evidenced by any equity security issued by the Company) other than (i) any issuance of Equity of the Company to the former stockholders of Litton Operating in connection with the Acquisition, (ii) any issuance of Equity to, or receipt of any such capital contribution from, the Company or a Subsidiary and (iii) any issuance of Equity of the Company to employees, officers or directors of the Company and the Subsidiaries pursuant to employee stock options or employee benefit plans in effect from time to time.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

          "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or, in the case of Competitive Loans, the LIBO Rate.

          "Event of Default" has the meaning assigned to such term in Article
VII.

          "Exchange Act" means the Securities Exchange Act of 1934, together with the Rules and Regulations of the SEC thereunder.

          "Exchange Offer" has the meaning assigned to such term in the preamble to this Agreement.

          "Excluded Taxes" means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.17(b)), any withholding tax imposed by the United States of America that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to any withholding tax pursuant to Section 2.15, or (ii) is attributable to such Foreign Lender's failure to comply with
Section 2.15(e).

          "Existing Credit Agreements" means, with respect to Northrop Operating, the Credit Agreement dated as of April 15, 1994, as amended by an Amended and Restated Credit Agreement dated as of March 1, 1996 and a Second Amended and Restated Credit Agreement dated as of November 1, 1996, as amended, among Northrop Operating, Chase, Chase Securities Inc. and Bank of America National Trust and Savings Association and, with respect to Litton Operating, the 364-Day and Five-Year Credit Agreements dated as of March 22, 2000 among Litton Industries, Inc. and Morgan Guaranty Trust Company of New York.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Payment Agent from three Federal funds brokers of recognized standing selected by it.

          "Financial Officer" means any of the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or controller of the Company.

          "Fiscal Dates" means the last day of each March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

          "Five-Year Credit Agreement" means the Five-Year Credit Agreement dated as of the date hereof among the Borrowers, the lenders party thereto and Chase and CSFB, as the co-administrative agents.

          "Fixed Charge Coverage Ratio" means, at any Fiscal Date, the ratio of
(a) the sum of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on such date minus (ii) Capital Expenditures during such period to (b) the sum of (i) Interest Expense for such period plus
(ii) Restricted Payments made by the Company or, prior to the Northrop Merger, by Northrop Operating during such period.

          "Fixed Rate" means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

          "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

          "Funded Debt" means any Indebtedness of the Company or any Subsidiary for borrowed money or the deferred purchase price of Property which is shown on the consolidated financial statements of the Company as a liability, in any event including (a) Capital Lease Obligations and (b) Guarantees which are deemed Funded Debt under Section 6.03 hereof but excluding (i) items customarily reflected as current liabilities and classified as other than debt (it being understood that progress payments, trade accounts payable, obligations under leases which are not capitalized leases and income taxes payable are excluded from "Funded Debt" under this definition) and (ii) deferred income taxes minus cash and cash equivalents of the Company and its Subsidiaries.

          "Funded Debt to Consolidated EBITDA Ratio" means, at any Fiscal Date, the ratio of (a) Funded Debt as at such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on such date.

          "GAAP" means generally accepted accounting principles in the United States of America, applied in accordance with Section 1.04.

          "Government" means the United States of America or any department or agency thereof.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Granting Lender" has the meaning assigned to such term in Section 10.04.

          "Guarantee" means, with respect to any Person, a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any other Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling any other Person to make payment of its obligations or an agreement to assure a creditor of such Person against loss, and including, without limitation, causing a bank or other financial institution to issue a standby letter of credit or other similar instrument supporting the obligations of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guarantee is limited by its terms to a lesser amount, in which case, to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

          "Indebtedness" means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person (but only to the extent of the fair market value of such Property if not assumed by such Person); (d) obligations (contingent or otherwise) in respect of letters of credit, banker's acceptances and similar instruments issued or accepted for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Guarantees by such Person of Indebtedness of others.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Indemnitee" has the meaning assigned to such term in Section 10.03.

          "Information Memorandum" means the Confidential Information Memorandum dated January 2001 relating to the Borrowers and the Acquisition.

          "Interest Election Request" means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

          "Interest Expense" means, for any period, the sum, without duplication, for the Company and the Subsidiaries (determined on a consolidated basis in accordance with GAAP), of the following: (a) all interest in respect of Funded Debt (including, without limitation, the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Interest Rate Protection Agreements during such period (whether or not actually paid or received during such period) minus (c) all interest income accrued during such period (whether or not actually received during such period).

          "Interest Payment Date" means (a) with respect to any ABR Loan, each Fiscal Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

          "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect, or any other period agreed to by such Borrower and each Lender, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Interest Rate Protection Agreement" means, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies and entered into as bona fide hedges (and not for speculative purposes) against such interest rate risks.

          "Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures or other debt obligations, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale);
(b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 180 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

          "Investment Grade Rating Period" means, after (i) the consummation of the Acquisition (or the express statement by Moody's and S&P that the same has been taken into account in reaffirming or announcing the ratings referred to in clause (ii) below) and (ii) the date after the date hereof on which both Moody's and S&P shall have first either reaffirmed or announced revised ratings for the Senior Long Term Debt, any period during which the rating of the Senior Long Term Debt is BBB- or higher by S&P (or a Substitute Rating is at the corresponding rating level or higher) and Baa3 or higher by Moody's (or a Substitute Rating is at the corresponding rating level or higher).

          "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance in compliance with Section 10.04, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance.

          "Leverage Ratio" means, at any Fiscal Date, the ratio of (a) the aggregate amount (determined without duplication on a consolidated basis) of all Funded Debt outstanding at such time to (b) the sum of (i) Consolidated Stockholders' Equity at such time plus (ii) all Funded Debt outstanding at such time.

          "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the

Payment Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Payment Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. The term "Lien" shall not include the ownership interests in receivables acquired by a purchaser under a Permitted Receivables Sale Agreement.

          "Litton Operating" means Litton Industries, Inc.

          "Litton Merger" has the meaning assigned to such term in the preamble to this Agreement.

          "Litton Merger Sub" has the meaning assigned to such term in the preamble to this Agreement.

          "Litton Operating Senior Indentures" means the Indenture dated as of December 15, 1991, between Litton Operating and The Bank of New York, as trustee and the Indenture dated as of April 13, 1998, between Litton Operating and The Bank of New York, as trustee.

          "Loan" means a Revolving Loan or a Competitive Loan.

          "Loan Documents" means this Agreement and each promissory note, if any, delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented or restated from time to time.

          "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

          "Margin Stock" means "margin stock" as defined in Regulation U of the Board.

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole, (b) the consummation of the Acquisition, (c) the ability of the Borrowers to perform their material obligations under any of the Loan Documents, (d) the validity or enforceability of any of the Loan Documents, (e) the rights and remedies of the Lenders and the

Co-Administrative Agents under any of the Loan Documents or (f) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

          "Material Subsidiary" means, at any time, (a) each Borrower and (b) any other Subsidiary if, at such time, such Subsidiary would qualify as a "significant subsidiary" under Regulation S-X of the SEC as in effect on the date hereof.

          "Maturity Date" means March 29, 2002.

          "Merger Agreement" has the meaning assigned to such term in the preamble to this Agreement.

          "Moody's" means Moody's Investors Service, Inc. and its successors and assigns.

          "Multiemployer Plan" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Borrowers or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "Net Available Proceeds" means:

          (a) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

          (b) in the case of any Equity Issuance, the aggregate amount of any cash or cash equivalents received by the Company and the Subsidiaries in respect of such Equity Issuance net of all reasonable fees and expenses incurred by the Company and the Subsidiaries in connection therewith; and

          (c) in the case of the incurrence by the Company or any Subsidiary of any Funded Debt (but excluding Funded Debt under the Five-Year Credit Agreement and Funded Debt under Working Capital Credit Lines), the aggregate amount of all cash or cash equivalents received by the Company and the Subsidiaries in respect of such incurrence of Indebtedness, net of all reasonable fees and expenses incurred by the Company and the Subsidiaries in connection therewith.

          "Net Cash Payments" means, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Company and the Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Company and the Subsidiaries in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated in good faith to be payable by the Company and the Subsidiaries as a result of such Disposition and (b) Net Cash Payments shall be net of any required repayments by the Company or any of the Subsidiaries of Indebtedness related to the Property disposed of in such Disposition.

          "Northrop Merger" has the meaning assigned to such term in the preamble to this Agreement.

          "Northrop Merger Sub" has the meaning assigned to such term in the preamble to this Agreement.

          "Northrop Operating Senior Indenture" means the Indenture dated as of October 15, 1994 between Northrop Operating and Chase, as trustee, as supplemented by the Officers Certificate dated February 27, 1996 pursuant to Sections 201, 301 and 303 of such Indenture, and as the same shall be further modified and supplemented and in effect from time to time.

          "Northrop Operating Subordinated Indenture" means the form of Indenture filed as Exhibit 4-6 to Northrop Operating's Registration Statement on Form S-3 filed with the SEC on August 19, 1994, as amended by the Northrop Operating's Form 8-K filed with the SEC on February 28, 1996.

          "Obligations" means (i) the obligations of the Borrowers under this Agreement and the other Loan Documents with respect to the payment of the principal of and interest on the Loans when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrowers hereunder and thereunder.

          "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          "Participant" has the meaning assigned to such term in Section 10.04.

          "Payment Agent" means Chase, in its capacity as paying agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Investments" means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

          (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office located in the United States of America of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

          (e) investments purchased for cash management purposes by offices or other establishments of the Company and the Subsidiaries located outside the United States of America, to the extent the credit quality of such investments is comparable to that of the investments described in clauses
     (a) through (d) above.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means an employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "Prepayment Event" means:

          (a) any Disposition that results in Net Available Proceeds of $25,000,000 or more; or

          (b) any series of Dispositions, whether or not related, that have not yet been deemed to constitute a Prepayment Event under this clause (b) and that have resulted in aggregate Net Available Proceeds of $100,000,000 or more (it being agreed that, for purposes of Section 2.07(c), the Net Available Proceeds of any such Prepayment Event shall be deemed to have been received on the date on which the aggregate Net Available Proceeds received by the Company and/or one or more Subsidiaries in respect thereof shall equal or exceed $100,000,000); or

          (c)  any Equity Issuance that results in Net Available Proceeds, or

          (d) the incurrence by the Company or any Subsidiary of any Funded Debt after the date hereof, but excluding Funded Debt under this Agreement and the Five-Year Credit Agreement (and replacement Indebtedness referred to in Section 6.07(a)(i)) and Funded Debt under Working Capital Credit Lines.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

          "Quarterly Period" means the period from but excluding one Fiscal Date through and including the next succeeding Fiscal Date.

          "Refinanced Debt" means the Indebtedness of the Borrowers and their respective subsidiaries listed in Schedule 1.01(a).

          "Register" has the meaning set forth in Section 10.04.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the total Revolving Credit Exposures and unused Commitments at such time; provided that, in connection with the exercise of remedies under Article VII and for all purposes after the Loans become due and payable or the Commitments expire or terminate, "Required Lenders" will mean, at any time, Lenders having Revolving Credit Exposures and outstanding Competitive Loans representing more than 50% of the total Revolving Credit Exposures and outstanding Competitive Loans at such time.

          "Restricted Payment" means any dividend (other than dividends payable solely in stock of the Company) or any other distribution with respect to any stock of the Company, whether now or hereafter outstanding, or any payment on account of the purchase, acquisition, redemption or other retirement, directly or indirectly, of any shares of such stock.

          "Revolving Borrowing" means a Borrowing consisting of Revolving Loans.

          "Revolving Borrowing Request" means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

          "Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be reduced from time to time pursuant to Article II and reduced or increased from time to time pursuant to Article X. The initial amount of each Lender's Revolving Commitment is set forth on
Schedule 2.01. The initial aggregate amount of the Lenders' Revolving Commitments is $2,500,000,000.

          "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans at such time.

          "Revolving Loan" means a loan made pursuant to Section 2.10 and 2.03.

          "SEC" means the Securities and Exchange Commission or any successor.

          "Senior Long Term Debt" means Indebtedness of the Company that (a) is not contractually subordinated to any other Indebtedness of the Company, (b) is considered as of the date of its incurrence under GAAP to be "long-term" debt,
(c) is not secured by a Lien on any Property of the Company or any of the Subsidiaries or, if secured, is secured only by a pledge of the capital stock of one or more Subsidiaries on a pari passu basis with the Indebtedness of the Company hereunder and (d) upon which no other Person is liable, under a Guarantee or otherwise, or if another Person is so liable, such Person is liable on a pari passu basis for the Indebtedness of the Company hereunder.

          "Senior Securities" means $750,000,000 of Northrop Operating's 7 1/8% Senior Notes due 2011 and $750,000,000 of Northrop Operating's 7 3/4% Senior Notes due 2031 issued under the Northrop Operating Senior Indenture and guaranteed concurrently with the Effective Date by the Company and Litton Operating.

          "S&P" means Standard & Poor's Rating Group, a division of McGraw Hill, Inc., and its successors and assigns.

          "SPC" has the meaning assigned to such term in Section 10.04.

          "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Payment Agent is subject, for eurodollar funding (currently referred to as "Eurodollar Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Revolving Loans shall be deemed to constitute Eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subordinated Indebtedness" means, with respect to any of the Borrowers, (a) Indebtedness issued pursuant to the Northrop Operating Subordinated Indenture (i) that does not have any principal or sinking fund payment due prior to the Maturity Date and (ii) in respect of which interest is payable not more often than semiannually and (b) Indebtedness (i) for which one or more of the Company, Northrop Operating or Litton Operating is directly and primarily liable, (ii) in respect of which none of the Subsidiaries (other than Northrop Operating or Litton Operating) is contingently or otherwise obligated,
(iii) that does not have any principal or sinking fund payment due prior to the Maturity Date, (iv) in respect of which interest is payable not more often than semi-annually, (v) that is subordinated to the obligations of the Borrowers to pay principal of and interest on the Loans and fees and other amounts payable hereunder on terms no less favorable, taken as a whole, to the Lenders than those contained in the Northrop Operating Subordinated Indenture, (vi) that does not in any event contain financial covenants or events of default more restrictive than those in the Northrop Operating

Subordinated Indenture and (vii) the documentation for which contains other terms that, taken as a whole, are no less favorable to the Lenders than those contained in the Northrop Operating Subordinated Indenture.

          "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

          "Subsidiary" means any direct or indirect subsidiary of the Company.

          "Substitute Rating Agency" means any rating agency (other than Moody's or S&P) proposed by the Company and reasonably acceptable to the Co-Administrative Agents.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Termination Event" shall mean any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan and which involves a liability of the Company to the PBGC in excess of $50,000,000.

          "Transactions" means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of the Loans and the use of the proceeds thereof, the Acquisition (including the making and consummation of the Exchange Offer and the Mergers), the refinancing of the Existing Credit Agreements and the Refinanced Debt and the other transactions in connection therewith.

          "Type", when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Revolving Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          "Wholly-Owned Subsidiary" shall mean any Subsidiary of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are owned by the Company or one or more Wholly-Owned Subsidiaries.

          "Working Capital Credit Lines" means short-term credit facilities (including commercial paper facilities and facilities providing for the issuance of letters of credit or similar instruments but excluding the facilities established by this Agreement and the Five-Year Credit Agreement) extended to the Borrowers and Subsidiaries for working capital purposes.

          SECTION 1.02.  Classification of Loans and Borrowings.  For purposes
                         ---------------------------------------
of this Agreement, Loans may be classified and referred to by Class (e.g., a
                                                                     ----
"Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type
                              ----
(e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and
-----
referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a
                      ----                                       ----
"Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving
                                              ----
Borrowing").

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Co-Administrative Agents that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Co-Administrative Agents notify the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

          SECTION 1.05. Certain Financial Covenant Calculations. For purposes of determining the Funded Debt to Consolidated EBITDA Ratio and the Consolidated Fixed Charge Coverage Ratio for the four quarter periods ending June 30, 2001, September 30, 2001 and December 31, 2001, the fiscal quarter ending March 31, 2001, shall be excluded and:

          (a) Consolidated EBITDA and Capital Expenditures shall be determined on a pro forma basis combining, as applicable to reflect the then four most recently completed fiscal quarters (excluding the fiscal quarter ending March 31, 2001), (i) the balance sheet information and results of Litton Operating at and for the quarter ended July 31, 2000 set forth in Litton's public filings with the SEC as of the Effective Date, and the actual balance sheet information and results of Northrop operating at and for the quarter ended June 30, 2000; (ii) the balance sheet information and results of Litton operating at and for the quarter ended October 31, 2000 set forth in Litton's public filings with the SEC as of the Effective Date, and the actual balance sheet information and results of Northrop Operating at and for the quarter ended September 30, 2000; and (iii) the balance sheet information and results of Litton Operating at and for the quarter ended January 31, 2001 set forth in Litton's public filings with the SEC as of the Effective Date, and the actual balance sheet information and results of Northrop Operating at and for the quarter ended December 31, 2000; and

          (b) Interest Expense shall be determined on a pro forma basis by annualizing, as applicable to reflect the fiscal quarters then most recently completed since the Effective Date, (i) as of June 30, 2001, by multiplying the actual consolidated Interest Expense of the Company for the fiscal quarter then ended by four, (ii), as of September 30, 2001, by multiplying the actual consolidated Interest Expense of the Company for the two fiscal quarter period then ended by two, and (iii) as of December 31, 2001, by multiplying the actual consolidated Interest Expense of the Company for the three fiscal quarter period then ended by four thirds.

                                  ARTICLE II

                                  The Credits

          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

          SECTION 2.02. Revolving Loans and Revolving Borrowings. (a) Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Revolving Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. Notwithstanding the foregoing, any Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000. Revolving Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of 15 Eurodollar Revolving Borrowings outstanding.

          (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, or to request any Competitive Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrowers (or any of them) shall notify the Payment Agent of such request by telephone or by telecopy (a) in the case of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Revolving Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same day as the date of the proposed Revolving Borrowing. Each such Revolving Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Payment Agent of a written Revolving Borrowing Request in a form agreed to by the Payment Agent and signed by the applicable Borrower. Each such telephonic and written Revolving Borrowing Request shall specify the following information in compliance with
Section 2.02:

          (i)  the aggregate amount of the requested Revolving Borrowing;

          (ii) the date of such Revolving Borrowing, which shall be a Business Day;

          (iii) whether such Revolving Borrowing is to be an ABR Borrowing or a Eurodollar Revolving Borrowing; and

          (iv) in the case of a Eurodollar Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period".

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Revolving Borrowing Request in accordance with this Section, the Payment Agent shall advise each Lender of the details thereof and of the amount of such Lender's Revolving Loan to be made as part of the requested Revolving Borrowing.

          SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that after giving effect to any Borrowing of Competitive Loans the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposure shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Payment Agent of such request by telephone or by telecopy, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City Time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) five Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Payment Agent of a written Competitive Bid Request in a form approved by the Payment Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.03:

          (i)   the aggregate principal amount of the requested Borrowing;

          (ii)  the date of such Borrowing, which shall be a Business Day;

          (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing; and

          (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period" and shall end no later than the Maturity Date.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Payment Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

          (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Payment Agent and must be received by the Applicable Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City Time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City Time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Payment Agent may be rejected by the Payment Agent, and the Payment Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be an amount at least equal to $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

          (c) The Payment Agent shall notify the Borrower by telecopy, not later than 45 minutes after the applicable deadline for receipt of Competitive Bids, of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

          (d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Payment Agent by telecopy or by telephone, confirmed by telecopy in a form approved by the Payment Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of at least $5,000,000 that is an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

          (e) The Payment Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

          (f) If the Payment Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Payment Agent pursuant to paragraph (b) of this Section.

          SECTION 2.05. Funding of Revolving Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Payment Agent most recently designated by it for such purpose by notice to the Lenders. The Payment Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to Disbursement Account.

          (b) Unless the Payment Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Payment Agent such Lender's share of such Borrowing, the Payment Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Payment Agent, then the applicable Lender and the Borrowers severally agree to pay to the Payment Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Payment Agent, at (i) in the case of such Lender, the greater of
(x) the Federal Funds Effective Rate and (y) a rate determined by the Payment Agent in accordance with banking industry rules on interbank compensation or
(ii) in the case of the Borrowers, the interest rate for the applicable Borrowing. If such Lender pays such amount to the Payment Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Revolving Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Revolving Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Revolving Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Loans comprising such Revolving Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Revolving Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

          (b) To make an election pursuant to this Section, a Borrower shall notify the Payment Agent of such election by telephone or by telecopy by the time that a Revolving Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Payment Agent of a written Interest Election Request in a form approved by the Payment Agent and signed by such Borrower.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Revolving Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Revolving Borrowing; and

          (iv) if the resulting Revolving Borrowing is a Eurodollar Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Revolving Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request, the Payment Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Revolving Borrowing.

          (e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Revolving Borrowing is repaid as provided herein, at the end of such Interest Period such Revolving Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Payment Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

          (b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the total Revolving Credit Exposures and Competitive Loan Exposures would exceed the total Commitments.

          (c) In the event and on each occasion that any Net Available Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, within three Business Days after such Net Available Proceeds are received, permanently reduce the Commitments hereunder (and prepay any outstanding Revolving Loans hereunder) by an aggregate amount equal to the amount of such Net Available Proceeds. Amounts to be applied pursuant to this paragraph to the prepayment of Revolving Loans shall be applied first to reduce outstanding ABR Loans and then to prepay Eurodollar Revolving Loans. Notwithstanding the foregoing, in the event the amount of any prepayment required to be made pursuant to this paragraph shall exceed the aggregate principal amount of the ABR Loans outstanding (the amount of any such excess being called the "Excess Amount") and the immediate prepayment of Eurodollar Loans would result in amounts becoming due under Section 2.14, the Borrowers shall have the right to prepay all the outstanding ABR Loans and to prepay Eurodollar Loans in an aggregate amount equal to the Excess Amount at the ends of the current Interest Periods applicable thereto.

          (d) Immediately upon completion of the Acquisition, the Commitments will be reduced by an aggregate amount equal to the number of common and preferred shares of Litton Operating acquired in the Acquisition for consideration consisting of stock of the Company multiplied by (i)$80.25 per share in the case of the common shares of Litton Operating and (ii) $35 per share in the case of preferred shares of Litton Operating. The Commitments will also be reduced, on the Effective Date, by $500,000,000 as a result of the issuance of the Senior Securities.

          (e) The Borrowers shall notify the Payment Agent of any election to terminate, or of any optional or mandatory reduction of, the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election or requirement and the effective date thereof. Promptly following receipt of any notice, the Payment Agent shall advise the Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by a Borrower under paragraph (b) of this Section may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by a Borrower (by notice to the Payment Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

          SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally jointly and severally promise to pay (i) to the Payment Agent for the account of each Lender the unpaid principal amount of each Loan on the Maturity Date and (ii) to the Payment Agent for the account of each Lender the unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Payment Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Payment Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d)  The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Payment Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of a Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form attached hereto as Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.09. Prepayment of Revolving Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Revolving Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and payment of any amounts required under Section 2.14; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

          (b) In the event and on each occasion that the total Revolving Credit Exposures and Competitive Loan Exposures exceed the total Commitments, the Borrowers shall promptly prepay Revolving Borrowings in an aggregate amount sufficient to eliminate such excess.

          (c) The Borrowers shall notify the Payment Agent by telephone (confirmed by telecopy) or by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of such prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Revolving Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the

Payment Agent shall advise the Lenders of the contents thereof. Each partial prepayment, other than a mandatory prepayment, of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

          SECTION 2.10. Fees. (a) The Borrowers agree, jointly and severally, to pay to the Payment Agent for the account of each Lender a facility fee, which shall accrue at the relevant Facility Fee Rate specified in the definition of Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from the date of this Agreement to but excluding the Maturity Date; provided that, if such Lender continues to have any Revolving Credit Exposure or Competitive Loan Exposure after the Maturity Date or other termination of all the Commitments, then such facility fee shall continue to accrue on the daily aggregate amount of such Lender's Revolving Credit Exposure and Competitive Loan Exposure from and including the Maturity Date or other termination of all the Commitments to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure or Competitive Loan Exposure. Accrued facility fees shall be payable in arrears on June 30, 2001 and on the last day of each subsequent September, December, March and June of each year, on any date prior to the Maturity Date on which the Commitments terminate and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the Maturity Date or other termination of all the Commitments shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) The Borrowers agree, jointly and severally, to pay to the Payment Agent, for the accounts of the Lenders, on the date hereof, the upfront fees separately agreed upon in the Fee Letter dated January 29, 2001, between the Borrowers and the Co-Administrative Agents.

          (c) The Borrowers agree, jointly and severally, to pay to each of the Co-Administrative Agents, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Co-Administrative Agents.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Payment Agent for distribution to the Persons entitled thereto. Fees paid shall not be refundable under any circumstances.

          SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Revolving Borrowing plus the Applicable Rate or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

          (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

          (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.

          (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Payment Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Payment Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b) the Payment Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender required to make such
     Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders or such Lender of making or maintaining the Eurodollar Loans included in such Borrowing or its Eurodollar Loan for such Interest Period;

then the Payment Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Payment Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Revolving Borrowing shall be ineffective, and such Revolving Borrowing shall be converted to or continued as an ABR Borrowing on the last day of the Interest Period applicable thereto, (ii) if any Revolving Borrowing Request requests a Eurodollar Revolving Borrowing, such Revolving Borrowing shall be made as an ABR Borrowing (or such Revolving Borrowing shall not be made if the Borrowers revoke (and in such circumstances, such Revolving Borrowing Request may be revoked notwithstanding any other provision of this Agreement) such Revolving Borrowing Request by telephonic notice, confirmed promptly in writing, not later than one Business Day prior to the proposed date of such Revolving Borrowing) and (iii) any request by the Borrowers for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrowers for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

          SECTION 2.13.  Increased Costs.  (a)  If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except to the extent any such reserve requirement is reflected in the Adjusted LIBO Rate); or

          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by such Lender in good faith to be material, then the Borrowers will pay to such Lender, within ten Business Days following a demand therefor accompanied by the certificate referred to in paragraph (c) below, such additional amount or amounts as will compensate such Lender on an after-tax basis for such additional costs incurred or reduction suffered.

          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, within ten Business Days following a demand therefor accompanied by the certificate referred to in paragraph (c) below, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Commitments under currently applicable laws, regulations and regulatory guidelines. In the event Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that a Change in Law will be deemed to have occurred and that the Lenders will be entitled to make claims under this paragraph based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, together with supporting documentation or computations, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Revolving Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(d) or 2.09 and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after acceptance of the Competitive Bid to make such Loan or (e) the assignment of any Eurodollar or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.17, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (which loss, cost or expense will not be deemed to include lost profit). In the case of a Eurodollar or Fixed Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or LIBO Rate (without adding thereto the Applicable Rate or the Margin, as the case may be) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the eurodollar market or, in the case of Fixed Rate Loans, other market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, together with supporting documentation or computations, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

          SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligations of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrowers shall indemnify each Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount and nature of such payment or liability delivered to the Borrowers by a Lender, or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Payment Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Payment Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with copies to the Co-Administrative Agents), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

          (f) If an Agent or a Lender determines in good faith, that it has received a refund of any Taxes or Other Taxes as to all or a portion of which it has been indemnified by a Borrower or with respect to all or a portion of which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

          SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Payment Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Payment Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 or 10.03 shall be made directly to the Persons entitled thereto. The Payment Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Payment Agent hereunder shall be deemed to have been made by the time required if the Payment Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Payment Agent to make such payment.

          (b) If at any time insufficient funds are received by and available to the Payment Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower's rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

          (d) Unless the Payment Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Payment Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Payment Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In the event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Payment Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Payment Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Payment Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Payment Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Payment Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15; then such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15 as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees, jointly and severally to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.13, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may upon notice to such Lender and the Payment Agent, require such Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Payment Agent to the identity of the assignee (if not then a Lender), which consent shall not unreasonably be withheld or delayed and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts).

                                  ARTICLE III

                        Representations and Warranties

          Each of the Borrowers represents and warrants to the Lenders that:

          SECTION 3.01.  Corporate Existence.  Each Borrower and each Material
Subsidiary: (a) is a business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.02. Certain Financial Information. (a) Financial Condition of Northrop Operating. The consolidated statement of financial position of Northrop Operating and its subsidiaries (i) as at December 31, 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows of Northrop Operating and its subsidiaries for the fiscal year ended on said date, with the opinion thereon of Deloitte & Touche LLP, and (ii) as at September 30, 2000, and the respective related consolidated statements of operations, changes in stockholders' equity and cash flows of Northrop Operating and its subsidiaries for the fiscal quarter and portion of the fiscal year then ended, certified by the chief financial officer of Northrop Operating, in each case as heretofore furnished to each of the Lenders, are complete and present fairly, in all material respects, the consolidated financial condition of Northrop Operating and its subsidiaries as at said dates and the consolidated results of their operations for such periods, all in accordance with GAAP applied on a consistent basis, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. Neither Northrop Operating nor any of its subsidiaries had on said dates any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said statements of financial position as at said dates. Except as expressly disclosed in writing to the Lenders prior to the date hereof, since December 31, 1999, there has been no material adverse change in the consolidated financial condition or operations, or the prospects or business, taken as a whole, of Northrop Operating and its subsidiaries from that set forth in said financial statements as at said date.

          (b) Financial Condition of Litton Operating. The consolidated statement of financial position of Litton Operating and its subsidiaries (i) as at July 31, 2000, and the respective related consolidated statements of income, stockholders' equity and cash flows of Litton Operating and its subsidiaries for the period ended on such date, with the opinion thereon of Deloitte & Touche LLP, and (ii) as at October 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows of Litton Operating and its subsidiaries for the fiscal quarter and portion of the fiscal year then ended, certified by the chief financial officer of Litton Operating, in each case as heretofore furnished to each of the Lenders, are complete and present fairly, in all material respects, the consolidated financial condition of Litton Operating and its subsidiaries as at said dates and the consolidated results of their operations for such periods, all in accordance with GAAP applied on a consistent basis, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above, except, in each case, for matters not known to the Company or Northrop Operating that would not, individually or in the aggregate, be material and adverse to the consolidated financial condition or operations, or the prospects or business, of the Company and the Subsidiaries (including Litton Operating and its subsidiaries) taken as a whole, giving pro forma effect to the Transactions. As of the date hereof, except as expressly disclosed in writing to the Lenders prior to the date hereof, since July 31, 2000, there has been no material adverse change in the consolidated financial condition or operations, or the prospects or business, taken as a whole, of Litton Operating and its subsidiaries from that set forth in said financial statements as at July 31, 2000.

          (c) Projections. The Company has heretofore furnished to each of the Lenders projected consolidated financial statements of the Company and the Subsidiaries (including Litton Operating), on an annual basis through and including 2007. Such projected financial statements set forth projected consolidated balance sheets of the Company and such Subsidiaries and projected consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and such Subsidiaries (giving effect to the Acquisition and the related financing thereof, as if they had occurred on January 1, 2001) for the respective fiscal periods covered thereby. Such projected financial statements are based upon assumptions believed by the Company to be reasonable as of the date hereof (it being understood that such projections are subject to uncertainty).

          SECTION 3.03. Litigation. There are no legal or arbitral proceedings or any proceedings by or before any Governmental Authority, now pending or (to the knowledge of any of the Borrowers) threatened against the Company or any Material Subsidiary which, if adversely determined, would be reasonably likely to result in any Material Adverse Effect, except as heretofore disclosed to the Lenders in Northrop Operating's Annual Report on Form 10-K for the year ended December 31, 1999, Litton Operating's Annual Report on Form 10-K for the year ended July 31, 2000, Northrop Operating's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000 and Litton Operating's Quarterly Reports on

Form 10-Q for the quarters ended January 31, April 30, and October 31, 2000, copies of which have been furnished to the Lenders, or in Schedule 3.03.

          SECTION 3.04. No Breach. Except as expressly disclosed in writing to the Lenders on or before the date hereof, none of the Transactions will conflict with or result in a breach of, or require any consent under, the charters or by-laws of any of the Borrowers, or any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any material agreement or instrument to which the Company or any Material Subsidiary (including Litton Operating and any of its subsidiaries that are Material Subsidiaries) is a party or by which any of them is bound or to which any of them is subject, or constitute a material default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any such Subsidiary pursuant to the terms of any such material agreement or instrument.

          SECTION 3.05. Corporate Action. Each of the Borrowers has all necessary corporate power and authority to execute, deliver and perform its obligations under the Loan Documents and, in the case of the Borrower, to borrow the Loans hereunder; and the execution, delivery and performance by each of the Borrowers of the Loan Documents and the borrowing of the Loans hereunder have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by each of the Borrowers and constitutes, and each of the other Loan Documents (assuming in the case of any promissory notes issued hereunder, execution and delivery thereof for value) will constitute, legal, valid and binding obligations of each of the Borrowers, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 3.06. Approvals. No authorizations, approvals, consents or licenses of, and no filings or registrations with, any Governmental Authority are necessary to authorize or are necessary in connection with (i) the execution, delivery and performance of any Loan Document or the Merger Agreement, (ii) the legality, validity, binding effect or enforceability of any Loan Document or the Merger Agreement or (iii) the borrowing of the Loans hereunder or the consummation of the other Transactions, in each case other than those which have been or concurrently with the effectiveness hereof shall be duly obtained, given or made, except consents of the Government set forth in
Schedule 3.06, which are required with respect to the transfer to Northrop Operating of contracts between Litton Operating or its subsidiaries and the Government and which none of the Borrowers has any reason to believe will not be obtained in due course.

          SECTION 3.07. Use of Proceeds, Etc. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or X or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U or X. Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          SECTION 3.08. ERISA. Each of the Company and the ERISA Affiliates has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, is in compliance in all material respects with the applicable provisions of ERISA and the Code and has not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than a liability to make payments or contributions in the ordinary course of business). No Termination Event has occurred and is continuing.

          SECTION 3.09. Taxes. United States Federal income tax returns of Northrop Operating and its subsidiaries and Litton Operating and its subsidiaries have been filed through 1999 and examined and reported on by the Internal Revenue Service or closed by applicable statutes and satisfied through the fiscal year of Northrop Operating ended December 31, 1991 and the fiscal year of Litton Operating ended October 31, 1985, respectively. Each of Northrop Operating and its subsidiaries, and Litton Operating and its subsidiaries has filed all United States Federal and State income tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by Northrop Operating and its subsidiaries, or Litton Operating and its subsidiaries, to the extent that such taxes have become due (except as to such taxes which are being contested in good faith by appropriate proceedings). The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of taxes and other governmental charges are, in the opinion of each of the Borrowers, adequate. The California Franchise tax returns of Northrop Operating have been examined and reported on by the California Franchise Tax Board or closed by applicable statutes and satisfied for all fiscal years prior to, and including, the fiscal year ended December 31, 1999.

          SECTION 3.10. Funded Debt. As of the Effective Date, after giving effect to the Transactions, no default exists under the provisions of any instrument evidencing Funded Debt in an outstanding principal amount in excess of $50,000,000 or of any agreement relating thereto.

          SECTION 3.11. Properties. The Company has, and each of the Material Subsidiaries has, good and marketable title to its respective material properties and assets, including the properties and assets reflected in the balance sheet as at December 31, 1999 herein above described in Section 3.02 (a) (other than Properties disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 6.05.

          SECTION 3.12. Environmental Matters. (a) Except as disclosed in Northrop Operating's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and Litton Operating's Annual Report on Form 10-K for the fiscal year ended July 31, 2000, neither the Company nor any Subsidiary (including Litton Operating and its subsidiaries) (i) has received notice or otherwise obtained knowledge of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect arising in connection with: (1) any non-compliance with or violation of the requirements of any applicable Federal, state and local environmental health and safety statutes and regulations or (2) the release or threatened release of toxic or hazardous waste, substance or constituent, or other substance into the environment, (ii) to the best knowledge of each of the Borrowers, has any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (iii) has received notice or otherwise obtained knowledge of any Federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Company or any such Subsidiary, is or may be liable, which remedial action would have a Material Adverse Effect or (iv) has received notice that the Company or any such Subsidiary, is or may be liable to any Person under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C.
(S)9601 et seq. ("CERCLA"), or any analogous state law, which liability would have a material Adverse Effect.

          (b) Each of the Company and each Subsidiary (including Litton Operating and each of its subsidiaries) is in compliance in all material respects with the financial responsibility requirements of all Environmental Laws, including, those contained in 40 C.F.R., Parts 264 and 265, Subpart H, and any similar state law requirements.

          SECTION 3.13. True and Complete Disclosure. All factual information (taken as a whole) furnished on or before the Effective Date by or on behalf of the Company or the Subsidiaries in writing to any Co-Administrative Agent or Lender (including, all factual information contained in the Information Memorandum) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) furnished after the Effective Date by or on behalf of the Company or the Subsidiaries in writing to the Co-Administrative Agents or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to any of the Borrowers which has, or is reasonably likely to have, a Material Adverse Effect which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

          SECTION 3.14. Acquisition. On and as of the Effective Date, all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all Governmental Authorities required in order to make or consummate the Acquisition, or otherwise required in connection with the Acquisition, will have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto will have been obtained) (except with respect to any vote of the stockholders of Litton Operating that may be required to effect the Litton Merger, in the event that less than 90% of the outstanding common stock of Litton Operating shall have been acquired by Litton Merger Sub in the Exchange Offer). All actions pursuant to or in furtherance of the Acquisition have been and will be taken in compliance with all applicable laws.

                                  ARTICLE IV

                                  Conditions

          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02 or provided for, in the case of the conditions set forth in paragraphs (a), (b),
(c) and (e) below insofar as they relate to Litton Operating, in the manner described in Section 10.14):

          (a)  Execution of Agreement.  The Co-Administrative Agents (or their
               -----------------------
counsel) shall have received from each party hereto (including Litton Operating, as provided in Section 10.14) either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Co-Administrative Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b)  Corporate Documents.  Certified copies of the certificates of
               --------------------
incorporation and the by-laws of each of the Borrowers and of all corporate action taken by each of the Borrowers approving each Loan Document and the borrowings by the Borrowers hereunder (including, a certificate setting forth the resolutions of the Board of Directors of each of the Borrowers adopted in respect of the transactions contemplated thereby).

          (c)  Incumbency Certificate.  A certificate of the Secretary of each
               -----------------------
of the Borrowers, dated the Effective Date, in respect of the incumbency and specimen signature of each of the officers (i) who is authorized to sign the Loan Documents on such Borrower's behalf and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as such Borrower's representative for the purposes of signing documents and giving notices and other communications in connection with the Loan Documents and the transactions contemplated thereby. The Co-Administrative Agents and each of the Lenders may conclusively rely on such certificates until it receives notice in writing from the applicable Borrower to the contrary.

          (d)  Officer's Certificate.  A certificate of a senior officer of the
               ----------------------
Company, dated the Effective Date, to the effect set forth in clauses (a) and
(b) of Section 4.02 hereof (after giving effect to the consummation of the Acquisition).

          (e)  Opinions.  (i)  An opinion of Sheppard, Mullin, Richter & Hampton
               ---------
LLP, counsel for the Company and Northrop Operating, dated the Effective Date, substantially in the form of Exhibit B-1 hereto, (ii) an opinion of John Mullan, Esq., Assistant General Counsel of Northrop Operating, dated the Effective Date, substantially in the form of Exhibit B-2 hereto, (iii) an opinion of W. Burks Terry, General Counsel of Litton Operating, dated the Effective Date, substantially in the form of Exhibit B-3 hereto, (iv) an opinion of Kaye, Scholer LLP, special New York counsel for the Borrowers, dated the Effective Date, substantially in the form of Exhibit B-4 hereto (and each Borrower hereby instructs each such counsel to deliver such opinions to the Lenders and the Co-Administrative Agents).

          (f)  Promissory Notes.  To the extent requested by any Lenders,
               -----------------
promissory notes evidencing the Loans of such Lenders, duly completed and executed and delivered.

          (g)  Merger Agreement.  (i)  A true and complete copy of the Merger
               -----------------
Agreement (which shall include copies of all amendments, schedules, exhibits and other attachments thereto), together with true and complete copies of each material document, certificate and opinion referred to in or delivered in connection therewith, and (ii) a certificate of a senior officer of the Company, dated the Effective Date, to the effect that (x) the Merger Agreement and all related documentation have been duly executed and delivered by each of the parties thereto and are in full force and effect on the Effective Date and (y) the provisions of the Merger Agreement and such related documentation have not been amended, waived or otherwise modified, or executed and delivered in forms other than the forms delivered to the Co-Administrative Agents prior to the date hereof.

          (h)  Consummation of the Exchange Offer.  A certificate of a senior
               -----------------------------------
officer of the Company, dated the Effective Date, to the effect that (i) the Exchange Offer shall have been consummated and there shall have been validly tendered thereunder and not withdrawn a majority of the capital stock of Litton Operating, such that Litton Merger Sub would be able to consummate the Litton Merger without the vote of any other stockholder of Litton Operating, in each case in accordance with applicable law; (ii) all conditions to the consummation of the Exchange Offer as set forth in the Merger Agreement have been (or will concurrently be) fulfilled or waived by the parties thereto (which waiver, in the case of any waiver by the Company or Northrop Operating, shall be given only with the consent of the Lenders, and which conditions, in the case of conditions to be fulfilled to the satisfaction of the Company or Northrop Operating, shall be fulfilled to the satisfaction of the Co-Administrative Agents); and (iii) the Northrop Merger shall have been consummated and Northrop Operating shall be a Wholly Owned Subsidiary of the Company.

          (i)  Terms of Acquisition.  A certificate of a senior officer of the
               ---------------------
Company, dated the Effective Date, to the effect that (i) the cash portion of the purchase price paid by the Company in the Acquisition will not exceed $4,000,000,000 and (ii) the fees and expenses relating to the Acquisition will be substantially consistent with the amount set forth in the table of sources and uses heretofore furnished to the Co-Administrative Agents.

          (j)  Payment of Fees and Expenses.  Evidence that (i) all principal of
               -----------------------------
and interest on the loans under the Existing Credit Agreements and the Refinanced Debt shall have been (or will concurrently be) paid in full and (ii) all fees and expenses payable under the Existing Credit Agreements and the Refinanced Debt accrued to the Effective Date and unpaid and all costs, fees and expenses, and all other compensation contemplated by the Loan Documents and by the Fee Letter dated January 29, 2001 among the Borrowers and the Co-Administrative Agents (including, legal fees and expenses) shall have been (or will concurrently be) paid by the Borrowers to the extent due.

          (k)  Senior Securities; Other Indebtedness and Preferred Stock.  After
               ----------------------------------------------------------
giving effect to the Transactions and the other transactions contemplated hereby, the Company and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than the Loans under the Loan Documents, Indebtedness under Working Capital Credit Lines, Indebtedness under the Five-Year Credit Agreement, the Senior Securities, the preferred stock issued by the Company in connection with the Exchange Offer and any Indebtedness disclosed in [refer to pro forma financial statements included in Exchange Offer documents].

          (l)  Litigation.  Except as set forth on Schedule 3.03, no litigation
               -----------
administrative or procedural action by any entity (private or governmental) shall be pending or threatened against any of the Borrowers (a) with respect to this Agreement or any other Loan Document, (b) that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or (c) which the Required Lenders shall reasonably determine would be likely to have a Material Adverse Effect.

          (m)  Miscellaneous.  The Co-Administrative Agents shall have received
               --------------
such other documents as the Co-Administrative Agents or any Lender shall reasonably have requested.

The Payment Agent shall promptly notify each Lender of the occurrence of the Effective Date.

          SECTION 4.02. Initial and Subsequent Loans. The obligation of any Lender to make any Loan to the Borrowers upon the occasion of each borrowing hereunder is subject to the further conditions precedent that, as of the date of such Loan and after giving effect thereto:

          (a)  no Default shall have occurred and be continuing; and

          (b)  the representations and warranties made by the Borrowers in
     Article III hereof shall be true in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true in all material respects as of such earlier date).

Each notice of or request for a Borrowing by a Borrower hereunder shall constitute a certification by the Borrowers to the effect set forth in the preceding sentence (both as of the date of such notice and, unless any of the Borrowers otherwise notifies the Payment Agent prior to the date of such borrowing, as of the date of such borrowing).


                                   ARTICLE V

                             Affirmative Covenants

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Borrowers covenants and agrees with the Lenders as to itself and its subsidiaries that:

          SECTION 5.01. Financial Statements. The Company shall deliver to each of the Lenders and to the Co-Administrative Agents:

          (a)  within 105 days after the end of each fiscal year of the Company,
     (i) a consolidated statement of financial position of the Company and the Subsidiaries as at the close of such fiscal year and consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and the Subsidiaries for such year, certified by Deloitte & Touche LLP or by other independent public accountants selected by the Company and reasonably satisfactory to the Co-Administrative Agents and (ii) the Consolidating Financial Statements for such year;

          (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, (i) an unaudited consolidated statement of financial position of the Company and the Subsidiaries as at the end of such quarter and unaudited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and the Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, certified by an authorized financial or accounting officer of the Company and (ii) the Consolidating Financial Statements for such fiscal quarter;

          (c) promptly upon becoming available, copies of all financial statements, reports, notices, proxy statements and final prospectuses sent by the Company to stockholders or by any of the Borrowers to the SEC;

          (d) subject to Government restrictions, such other statement or statements of the position and affairs of the Company and of the Subsidiaries and the status of their contracts, open accounts and budgets or forecasts, and other financial information, as may be reasonably requested by the Co-Administrative Agents;

          (e) with each of the audited financial statements required to be delivered under Section 5.01(a), a certificate by the independent public accountants certifying such statements to the effect that they are familiar with the provisions of this Agreement and that, in making the examination necessary for their opinion on such financial statements, nothing came to their attention that caused them to believe that the Company was not in compliance with this Agreement insofar as it relates to accounting matters or, if the contrary is the case, specifying the nature of such non-compliance;

          (f) with each of the financial statements required to be delivered under Section 5.01(a) or Section 5.01(b), a statement by an authorized financial or accounting officer of the Company to the effect that no Default has occurred and is continuing, or if any Default has occurred and is continuing, describing such Default and the action taken or proposed to be taken by the Company with respect thereto, and a detailed computation, in form and substance satisfactory to the Co-Administrative Agents, of the financial calculations required in Sections 6.08, 6.09 and 6.10;

          (g) (x) promptly after each of Moody's and S&P first either reaffirms or announces revised ratings for the Senior Long Term Debt after the consummation of the Acquisition and (y) thereafter, promptly after (1) either Moody's or S&P first announces or publishes a revised rating for the Senior Long Term Debt or (2) either Moody's or S&P ceases to rate the Senior Long Term Debt, notice thereof; and

          (h) promptly after the Company knows or has reason to know that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as is reasonably practicable, a description of the action that the Company has taken or proposes to take with respect thereto in such detail as the Company reasonably believes to be appropriate.

For the purposes of this section, the Company's obligation to deliver the items referred to in clauses (a), (b) and (c) above will be deemed satisfied by the posting of such items on a web site to which the Lenders have access, and which shall have been designated in a notice delivered to the Lenders and the Co-Administrative Agents.

          SECTION 5.02. Existence, Payment of Taxes, ERISA, Etc. Each Borrower shall, and shall cause each of the Material Subsidiaries to:

          (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 5.02 shall prohibit any transaction expressly permitted under
     Section 6.02 or 6.04 hereof);

          (b) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements is reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

          (c) promptly pay and discharge all taxes, assessments and governmental charges prior to the date on which material penalties attach thereto, but only to the extent that such taxes, assessments and charges shall not be contested in good faith and by appropriate proceedings by the Company or such Material Subsidiary; and

          (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted.

          The Company shall furnish to the Payment Agent the following:

          (i) As soon as possible and in any event within 30 days after the Company know or has reason to know that any Termination Event has occurred, a statement of a senior financial or accounting officer of the Company describing such Termination Event and the action, if any, which the Company proposes to take with respect thereto;

          (ii) Promptly after receipt thereof by the Company, copies of each notice received from the PBGC of its intention to terminate any Plan or to have a trustee appointed to administer any Plan; and

          (iii) Promptly after request therefor, such other documents and information relating to any Plan as the Co-Administrative Agents may reasonably request from time to time.

          SECTION 5.03. Notice of Litigation. The Company shall promptly give notice in writing to the Co-Administrative Agents (which shall promptly notify the Lenders) of any litigation or proceeding against the Company or any Subsidiary if in the opinion of the General Counsel of the Company (or any individual acting in such capacity) such action or proceeding is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall give notice in writing to the Co-Administrative Agents (which will promptly notify each Lender) of the assertion of any claim by any Person of violation of or non-compliance with any Environmental Laws against, or with respect to the activities of, the Company or any Subsidiary, and notice of any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations under Environmental Laws if in the opinion of the General Counsel of the Company (or any individual acting in such capacity) such claim or violation or non-compliance is reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

          SECTION 5.04. Insurance. The Company shall maintain, and cause each Subsidiary to maintain, insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and Property in the same general area in which the Company or such Subsidiary operates, including reasonable war, comprehensive and commercial risk insurance, when and if available, subject to such deductibles, receptions and self insurance programs as the Company deems appropriate.

           SECTION 5.05. Access to Books and Properties.  The Company shall:

          (a) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

          (b) as may be reasonably requested, give any representatives of the Lenders reasonable access, subject to restrictions imposed by Governmental Authorities and customer confidentiality agreements, during normal business hours to, and permit them to examine, copy or make extracts from, any and all books, records and documents in the possession of the Company or any Subsidiary relating to its affairs and to inspect any Properties of the Company or any Subsidiary.

          SECTION 5.06. Ratings by Moody's and S&P. The Company will at all times use commercially reasonable efforts to cause Moody's and S&P (or, if applicable, a Substitute Rating Agency) to have in effect ratings for the Senior Long Term Debt.

          SECTION 5.07. Consummation of Merger. The Company will cause (a) the Northrop Merger to be consummated on or prior to the Effective Date and (b) the Litton Merger to be consummated as promptly as practicable following the Effective Date.


                                  ARTICLE VI

                              Negative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full each of the Borrowers covenants and agrees with the Lenders as to itself and its subsidiaries that:

          SECTION 6.01. Restricted Payments. The Company shall not declare, pay or authorize any Restricted Payment if (a) any such Restricted Payment is not paid out of Consolidated Net Income Available for Restricted Payments, (b) at the time of, and immediately after, the making of any such Restricted Payment (or the declaration of any dividend except a stock dividend) a Default has occurred and remains continuing or (c) the making of any such Restricted Payment would cause the Leverage Ratio to exceed the percentage which the Company will be required to maintain as of the next Fiscal Date pursuant to Section 6.08.

          SECTION 6.02. Asset Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity owned by it in any other Person, nor shall the Company permit any of its Subsidiaries to issue any additional Equity in such Subsidiary, except:

          (a) sales of inventory, used or surplus equipment, surplus real estate and Permitted Investments in the ordinary course of business;

          (b)  sales, transfers and dispositions to the Company or a Subsidiary;

          (c) sales, transfers and dispositions for which the Company and the Subsidiaries receive consideration with a value of less than $10,000,000 in the aggregate for any individual transaction or series of related transactions; and

          (d) sales, transfers and other dispositions of assets (other than Equity in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (d) after the date hereof shall not exceed 20% of the consolidated assets of the Company as at December 31, 2000, after giving pro forma effect to the Transactions;

provided that all sales, transfers, leases and other dispositions permitted under clauses (a) and (d) of this Section (other than those resulting in the receipt by the Company and the Subsidiaries of consideration with a fair market value of less than $25,000,000 in the aggregate for any individual transaction or series of related transactions) shall be made for fair value.

          SECTION 6.03. Guarantees. The Company shall not, and shall not permit any Subsidiary to, Guarantee any obligation of any Person, or suffer to exist any such Guarantee, except that:

          (a)  the Company may Guarantee any obligation of any Subsidiary;

          (b) any Subsidiary may Guarantee any obligation of the Company or any other Subsidiary; and

          (c) the Company or any Subsidiary may issue a Guarantee of any obligation of a Person other than the Company or any Subsidiary, or assume an obligation of any such Person; provided that (i) the excess (if any) of
     (x) the aggregate amount of all obligations referred to in this clause (c) (to the extent said obligations do not otherwise constitute Funded Debt) over (y) 5% of Consolidated Shareholders' Equity shall be deemed Funded Debt for the purposes of this Agreement.

          SECTION 6.04. Fundamental Changes and Acquisitions. The Company will not, nor will it permit any of the Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, nor will it permit any of the Subsidiaries to, acquire any business from or all or any significant part of the Property of, or all or any significant part of the capital stock of, or be a party to any acquisition of, any Person.

          Notwithstanding the foregoing:

          (a) any Subsidiary may be merged or consolidated with or into: (i) any Borrower if such Borrower shall be the continuing or surviving corporation or (ii) any other Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

          (b) during any Investment Grade Rating Period, any Borrower or any Subsidiary may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of any Borrower, such Borrower is the surviving corporation and, in any other case, the surviving corporation is a Wholly-Owned Subsidiary and (ii) after giving effect thereto no Default would exist;

          (c) the Borrowers may consummate the Acquisition and the related Transactions; and

          (d) the Company or any of the Subsidiaries may acquire the business of, or all or any significant part of the Property of, or all or any significant part of the capital stock of, or be a party to any acquisition of, any Person engaged in the same line of business as the Company and its Subsidiaries, taken as a whole, or a related line of business (whether directly or through the merger of a Wholly-Owned Subsidiary with that Person) subject to the following:

               (i) at the time of such acquisition, and after giving effect thereto, no Default shall exist; and

               (ii) if the sum of (A) the aggregate value of the consideration to be paid in such acquisition and (B) the aggregate value of the consideration paid in all prior acquisitions that shall have been completed since the most recent fiscal quarter end of the Company shall exceed $150,000,000, the Company shall have delivered a certificate of a senior accounting or financial officer of the Company to the

          Co-Administrative Agents prior to such acquisition demonstrating compliance with Sections 6.08, 6.09 and 6.10 on a pro forma basis as if such acquisition and all such prior acquisitions had occurred at the beginning of the most recently ended period of four consecutive fiscal quarters of the Company;

     provided that, during any period which is not an Investment Grade Rating Period, and notwithstanding the provisions of clause (i) above, the consideration for any such acquisition shall consist exclusively of Equity of the Company.

          SECTION 6.05. Limitation on Liens. The Company shall not, and shall not permit any Subsidiary to, create, assume or suffer to exist any Lien on any of its Property, whether now owned or hereafter acquired, except:

          (a) deposits or pledges to secure payments of workers' compensation, unemployment insurance, old age pensions or other social security, or in connection with or to secure the performance of bids, tenders, contracts (other than contracts for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or other pledges or deposits for purposes of like nature in the ordinary and normal operation of its business;

          (b) Liens created in favor of the United States of America or any department or agency thereof or any other contracting party or customer in connection with advance or progress payments or similar forms of vendor financing or incentive arrangements;

          (c) mechanics', carriers', workers', repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue;

          (d) Liens for taxes which at the particular time are not due, or remain payable without penalty, or which are being contested in good faith and by proper proceedings;

          (e) Liens already existing on Property acquired after the date hereof, and securing obligations assumed in connection with a transaction permitted by Section 6.04 hereof (and not created in anticipation thereof);

          (f) purchase money Liens on fixed assets (including trust deeds or first mortgages) given substantially concurrently with (or within 180 days after) the acquisition of the fixed assets and Liens existing on such fixed assets at the time of acquisition thereof, conditional sales agreements or other title retention agreements with respect to fixed assets hereafter acquired, and extensions and renewals of any of the same; provided that (i) the Indebtedness secured by any such Lien shall be reasonably related to the fair market value of the related asset acquired by the Company or a Subsidiary, as the case may be, and (ii) no such Lien shall extend to any Property other than that then being acquired; and

          (g) Liens existing on the Effective Date, as set forth in Schedule 6.05(g).

provided that the aggregate amount of Indebtedness or obligations (whether or not assumed by the Company or a Subsidiary) secured by all Liens and agreements permitted by clauses (e) and (f) of this Section 6.05 shall not at any time exceed $375,000,000.

           SECTION 6.06. Investments. The Company shall not, and shall not permit any Subsidiary to, make any Investment except:

          (a)  the Acquisition, and other acquisitions expressly permitted by
     Section 6.04;

          (b)  Investments existing on the date hereof in any Person;

          (c)  Permitted Investments;

          (d) Investments made in the ordinary and normal operation of its business as presently conducted;

          (e) reasonable advances to its subcontractors and suppliers in anticipation of deliveries;

          (f) Investments in any Person or Persons, whether domestic or foreign, to the extent covered by Guarantees or insurance covering all political and credit risks issued by the Overseas Private Investment Corporation or another agency of the United States acceptable to the Administrative Agent or by an agency of a foreign government which is rated investment grade by Moody's or S&P; and

          (g) other Investments in any Person or Persons, whether domestic or foreign, in amounts which do not exceed in the aggregate at any time outstanding 5% of the consolidated total assets of the Company and the Subsidiaries as at the last day of the most recently completed Quarterly Period, so long as the aggregate amount of Investments in Person(s) that are not Wholly-Owned Subsidiaries does not as at such day exceed 2% of the consolidated total assets of the Company and the Subsidiaries.

          SECTION 6.07. Indebtedness. (a) The Company will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

          (i) Indebtedness to the Lenders hereunder and under the Five-Year Credit Agreement and unsecured Indebtedness replacing in whole or in part the facility established by this Agreement or by the Five-Year Credit Agreement; provided that (a) the Loans outstanding under this Agreement or the Five-Year Credit Agreement will be repaid, and the Commitments under such Agreements shall be reduced, by amounts equal to the aggregate net proceeds of such replacement Indebtedness at the time of the issuance thereof, (b) the weighted average life to maturity of such replacement Indebtedness shall not be less than that of the Indebtedness under this Agreement or the Five-Year Credit Agreement, as the case may be, and (c) the obligors in respect of any such replacement Indebtedness shall be limited to the Borrowers;

          (ii) the Senior Securities and the Guarantees thereof by the Company and Litton Operating;

          (iii)  Indebtedness outstanding on the date hereof and reflected in
     Schedule 6.07, and refinancings and extensions of any thereof that do not increase the outstanding principal amount of such Indebtedness;

          (iv)   Subordinated Indebtedness;

          (v) Indebtedness of (x) Subsidiaries to the Company to the extent the Company is permitted by Section 6.06 to make Investments in Subsidiaries, (y) Subsidiaries to other Subsidiaries or (z) the Company to Subsidiaries;

          (vi)   Guarantees permitted by Section 6.03;

          (vii) Indebtedness under Working Capital Credit Lines, provided that the Working Capital Credit Lines of Subsidiaries other than Northrop Operating and Litton Operating shall be in an aggregate principal amount not greater than $300,000,000;

          (viii) Indebtedness in respect of letters of credit, banker's acceptances and similar instruments issued or accepted for the account of the Company or any Subsidiary in the ordinary course of its business;

          (ix) Indebtedness issued pursuant to the Northrop Operating Senior Indenture or the Litton Operating Senior Indenture;

          (x) Indebtedness under Interest Rate Protection Agreements permitted or required by Section 6.13;

          (xi) Indebtedness under the Existing Credit Agreements and the Refinanced Debt, but only until the Effective Date; and

          (xii) additional Indebtedness of the Company and the Subsidiaries (including Capital Lease Obligations and other Indebtedness secured by Liens permitted under clauses (e) and (f) of Section 6.05 hereof) up to but not exceeding $375,000,000 in the aggregate at any one time outstanding.

          (b) The Borrowers will not permit the Indebtedness of all of the Subsidiaries that are not Borrowers (other than Indebtedness owing to the Company or another Subsidiary) to exceed $425,000,000 in the aggregate at any one time outstanding.

          SECTION 6.08. Leverage Ratio. The Company will not permit the Leverage Ratio as of any Fiscal Date set forth below to exceed the percentage set forth below opposite such Fiscal Date:

              Fiscal Date                          Percentage
              -----------                          ----------

     June 30, 2001                                   60.0%

     September 30, 2001                              60.0%

     December 31, 2001 and each Fiscal Date          57.5%
     thereafter

SECTION 6.09. Funded Debt to Consolidated EBITDA Ratio. The Company will not permit the Funded Debt to Consolidated EBITDA Ratio as of any Fiscal Date set forth below to exceed the percentage set forth below opposite such Fiscal Date:

              Fiscal Date                              Ratio
              -----------                              -----

     June 30, 2001                                     4.75x

     September 30, 2001                                4.75x

     December 31, 2001 and each Fiscal Date            4.25x
     thereafter

      SECTION 6.10. Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio as of any Fiscal Date set forth below to be less than the ratio set forth below opposite such Fiscal Date:


              Fiscal Date                              Ratio
              -----------                              -----

     June 30, 2001                                     1.25x

     September 30, 2001                                1.25x

--------------------------------------------------------------------------------

              Fiscal Date                              Ratio
              -----------                              -----

     December 31, 2001 and each Fiscal Date            1.25x
     thereafter

          SECTION 6.11. Use of Proceeds. The proceeds of the Loans hereunder will be used (a) to pay the cash consideration payable in the Exchange Offer and the Litton Merger, (b) to refinance the Existing Credit Agreements and Refinanced Debt, (c) to pay related fees and expenses and (d) for working capital, to finance capital expenditures and permitted acquisitions and for other general corporate purposes. All borrowings will be in compliance with all applicable legal and regulatory requirements, including Regulations U and X.

          SECTION 6.12. Margin Stock. The Company shall not permit more than 25% of the value (as determined by any reasonable method) of the Property of the Company and the Subsidiaries subject to the restrictions of Section 6.02, 6.04 or 6.05 hereof (or any similar restriction) to be represented by margin stock (within the meaning of Regulation U or X).

          SECTION 6.13. Interest Rate Protection Agreements. (a) The Company will not permit any of its Subsidiaries to enter into or become obligated in respect of any Interest Rate Protection Agreement, other than, in the case of any Subsidiary, any Interest Rate Protection Agreement entered into with respect to Indebtedness of such Subsidiary permitted under Section 6.07.

          (b) Not later than 120 days after the Effective Date, the Company shall cause, and thereafter maintain, through a combination of Interest Rate Protection Agreements and fixed rate Funded Debt, the effective fixed rate component of its Funded Debt to be approximately equal to or greater than 50%.

          SECTION 6.14. Modifications of Certain Documents. The Company will not consent to any modification, supplement or waiver of any of the provisions of the Northrop Operating Senior Indenture the Northrop Operating Subordinated Indenture or the Litton Operating Senior Indenture or any agreement, instrument or other document evidencing or relating to Subordinated Indebtedness, in each case to the extent that the same would adversely affect in any material respect the rights or interests of the Agents and the Lenders, without the prior written consent of the Co-Administrative Agents.

          SECTION 6.15. Subsidiary Equity Issuance. The Company shall not permit any Subsidiary to issue Equity to any Person other than the Company or a Wholly-Owned Subsidiary except (a) directors' qualifying shares and (b) in connection with the establishment or capitalization of a bona fide joint venture with the Person or Persons to whom such Equity is issued.

                                  ARTICLE VII

                               Events of Default

     If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

     (a) the Borrowers shall default in the payment of any principal of any Loan when due; or the Borrowers shall default in the payment of any interest on any Loan or any other amount payable by them hereunder to any Lender or any Agent when due which nonpayment shall have continued for a period of two Business Days or more; or

     (b) (i) default by the Company or any Subsidiary in the payment of any Indebtedness of the Company or any Subsidiary after any applicable period of grace, (ii) any event specified in any note, agreement, indenture or other document evidencing or relating to any of the Company or any Subsidiary Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity or (iii) any event specified in any Interest Rate Protection Agreement of the Company or any Subsidiary shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit, any termination or liquidation payment or payments to become due thereunder; except for a default in respect of Indebtedness, (in the case of clauses (i) or (ii) of this paragraph), or payments (in the case of clause
  (iii) of this paragraph) not exceeding $50,000,000 in aggregate amount; or

     (c) any representation, warranty or certification made or deemed made in any of the Loan Documents by the Borrowers or any certificate furnished to any Lender or Agent pursuant to the provisions hereof shall prove to have been false or misleading as of the time made or deemed made or furnished in any material respect; or

     (d) any of the Borrowers shall default in the performance of any of its obligations under Section 5.01(h), Section 10.14 or Article VI hereof (other than Section 6.15); any of the Borrowers shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 30 days after notice thereof to the Borrowers by the Co-Administrative Agents or any Lender (through the Co-Administrative Agents); or

     (e) any Borrower or any Subsidiary having total assets of $100,000,000 or more shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

     (f) any Borrower or any Subsidiary having total assets of $100,000,000 or more shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under any law relating to bankruptcy, insolvency, reorganization (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any law relating to bankruptcy, insolvency, reorganization, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

     (g) a proceeding or case shall be commenced, without the application or consent of any Borrower or any Subsidiary having total assets of $100,000,000 or more, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Borrower or such Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of such Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Borrower or such Subsidiary shall be entered in an involuntary case under any law relating to bankruptcy, insolvency, reorganization; or

     (h) if (i) a final judgment which, with other outstanding final judgments against the Company and all Subsidiaries, exceeds an aggregate of $100,000,000, excluding (A) any amounts covered by insurance as to which the insurance company shall have acknowledged coverage and (B) the amount of any judgment against a Subsidiary other than a Borrower that exceeds the fair market value of the assets of such Subsidiary (but only if neither the Company nor any other Subsidiary is directly or contingently liable therefor), shall be rendered against the Company or any Subsidiary and (ii) within 60 days after entry thereof, such judgment shall not have been discharged, vacated or reversed or execution thereof stayed pending appeal or within 60 days after the expiration of any such stay, such judgment shall not have been discharged, vacated or reversed; or

     (i) an event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan or Multiemployer Plan and which involves a liability of the Company or any Subsidiary having total assets of $100,000,000 or more to PBGC in excess of $100,000,000 or (ii) leading to the receipt by the Company or any Subsidiary having total assets of $100,000,000 or more from the PBGC of a notice of its intention to terminate any Plan or Multiemployer Plan or to have a trustee appointed to administer any such Plan or Multiemployer Plan shall occur or exist and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Required Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the determination of the Required Lenders, material in relation to the consolidated financial position of the Company and the Subsidiaries; or

     (j) (i) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act, it being agreed that an employee of the Company or any Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a group of persons within the meaning of said Section 13 or 14 solely because such employee's shares are held by a trustee under said plan) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act, as amended) of more than 50% of the outstanding shares of stock of the Company having by the terms thereof ordinary voting power to elect (whether immediately or ultimately) a majority of the board of directors of the Company (irrespective of whether or not at the time stock of any other class or classes of stock of the Company shall have or might have voting power by reason of the happening of any contingency) or (ii) the Company shall cease to own, directly or indirectly, beneficially and of record, shares representing 100% of the issued and outstanding capital stock of (x) Northrop Operating or (y) after the Litton Merger, Litton Operating; or

     (k) at any time during any period of 25 consecutive calendar months following the date hereof, a majority of the Board of Directors of the Company shall not be composed of individuals (i) who were members of the Board of the Company or the Board of Northrop Operating (in each case after giving effect to the consummation of the Exchange Offer) on the first day of such period,
  (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses
  (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board; or

     (l) the joint liability of any Borrower for any of the Obligations shall cease to be, or shall be asserted by any Borrower not to be, valid and enforceable;

     Thereupon, (i) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Article VII, (x) the Co-Administrative Agents, upon request of the Required Lenders, shall, by notice to the Borrowers, (x) cancel the Commitments and/or (y) declare the principal amount then outstanding of and the accrued interest on the Loans and all other amounts payable by the Borrowers hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers; and (ii) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Article VII, the Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrowers hereunder shall become automatically immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

     Without limiting Section 10.02, the Required Lenders may, on behalf of all the Lenders, waive, for the period and on the conditions (if any) specified in such waiver, any Event of Default arising from the failure by any Borrower to perform any of its obligations under Articles V and VI hereof and any consequences thereof (including any termination of the Commitments and/or any declaration that the principal of and interest on the Loans and all other amounts payable by the Borrowers hereunder shall be forthwith due and payable). In the case of any such waiver, the Borrowers, the Lenders and the Co-Administrative Agents, for said period and on said conditions, shall be restored to their respective former positions and rights hereunder, and any Event of Default so waived shall, for said period and on said conditions, be deemed not to be continuing for the purposes of this Agreement; provided that no such waiver shall extend to any subsequent or other Event of Default or impair any other right of any Lender or Agent hereunder.


                                 ARTICLE VIII

                                  The Agents

     In order to expedite the transactions contemplated by this Agreement, Chase and CSFB are hereby appointed to act as Co-Administrative Agents and Chase is hereby appointed to act as Payment Agent. Each of the Lenders hereby irrevocably authorizes the Co-Administrative Agents and the Payment Agent to take such actions on its behalf and to exercise such powers as are delegated to the Co-Administrative Agents and the Payment Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

     Any bank serving as Co-Administrative Agent or Payment Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Co-Administrative Agent or Payment Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers, any Subsidiary or other Affiliate thereof as if it were not such Co-Administrative Agent or Payment Agent hereunder.

     The Co-Administrative Agents and the Payment Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Co-Administrative Agent or Payment Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Co-Administrative Agent or Payment Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Co-Administrative Agent or Payment Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, no Co-Administrative Agent or Payment Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by the bank serving as Co-Administrative Agent or Payment Agent or any of its Affiliates in any capacity. No Co-Administrative Agent or Payment Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. No Co-Administrative Agent or Payment Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Co-Administrative Agent or Payment Agent by the Borrowers or a Lender, and no such Co-Administrative Agent or Payment Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Co-Administrative Agent or Payment Agent.

     Each Co-Administrative Agent or Payment Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Co-Administrative Agent or Payment Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Co-Administrative Agent or Payment Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Each Co-Administrative Agent or Payment Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Co-Administrative Agent or Payment Agent. Each Co-Administrative Agent or Payment Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 10.03 shall apply to any such sub-agent and to the Related Parties of the Co-Administrative Agents or Payment Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Co-Administrative Agent or Payment Agent.

     Subject to the appointment and acceptance of a successor Co-Administrative Agent or Payment Agent as provided in this paragraph, any Co-Administrative Agent or the Payment Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right (in consultation with, and with the consent of (unless an Event of Default has occurred and is continuing pursuant to clause (f) or (g) of Article VII) the Company, which shall not be unreasonably withheld) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Co-Administrative Agent or Payment Agent gives notice of its resignation, then the retiring Co-Administrative Agent or Payment Agent may (in consultation with, and with the consent of (unless an Event of Default has occurred and is continuing pursuant to clause (f) or (g) of Article VII), the Company, which shall not unreasonably withhold such consent and which shall, if the retiring Co-Administrative Agent or Payment Agent shall so request, designate and approve a successor Co-Administrative Agent or Payment Agent) on behalf of the Lenders, appoint a successor Co-Administrative Agent or Payment Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Co-Administrative Agent or Payment Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Co-Administrative Agent or Payment Agent, and the retiring Co-Administrative Agent or Payment Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Co-Administrative Agent or the Payment Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor. After a Co-Administrative Agent's or the Payment Agent's resignation hereunder, the provisions of this Article and
Section 10.03 shall continue in effect for the benefit of such retiring Co-Administrative Agent or Payment Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Co-Administrative Agent or Payment Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Co-Administrative Agents or the Payment Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Co-Administrative Agents or the Payment Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

     None of the institutions named as Syndication Agent or Co-Documentation Agents in the heading of this Agreement shall, in their capacities as such, have any duties or responsibilities of any kind under this Agreement.


                                  ARTICLE IX

                   Joint and Several Liability of Borrowers

     In order to induce the Lenders to extend credit hereunder, each Borrower agrees that it will be jointly and severally liable for all the Obligations, including the principal of and interest on all Loans requested by and made to either of the other Borrowers. Each Borrower further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound hereunder notwithstanding any such extension or renewal of any Obligation.

     Each Borrower waives presentment to, demand of payment from and protest to any other Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Borrowers hereunder shall not be affected by (a) the failure of any Lender or Agent to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement or otherwise or (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any other agreement.

     Each Borrower further agrees that its agreement under this Article IX constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or any other Person.

     The obligations of each Borrower under this Article IX shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Borrowers under this Article IX shall not be discharged or impaired or otherwise affected by the failure of any Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower or any Borrower as a matter of law or equity.

     Each Borrower further agrees that its obligations under this Article IX shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the any Agent or any Lender upon the bankruptcy or reorganization of any other Borrower or otherwise.

     In furtherance of the foregoing and not in limitation of any other right which any Agent or any Lender may have at law or in equity against any Borrower by virtue of this Article IX, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by any Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligation.

     If by virtue of the provisions set forth herein, either Northrop Operating or Litton Operating is required to repay and shall repay Loans the proceeds of which were received by the other, the Borrower that received such proceeds agrees to reimburse the Borrower that shall have repaid such Loans. Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrowers to the Lenders.


                                   ARTICLE X

                                 Miscellaneous

      SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (a) if to any of the Borrowers, to it at 1840 Century Park East, Los Angeles, CA 90067-2199, Attention of Albert F. Myers, Corporate Vice President and Treasurer and David H. Strode, Assistant Treasurer (both at Telecopy No.
  (310) 201-3088);

     (b) if to the Agents:

          (1) to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Richard Smith (Telecopy No. (212) 270-5150), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, NY 10017, Attention of Doris Mesa (Telecopy No. (212) 552-5650); and

          (2)  to Credit Suisse First Boston, 11 Madison Avenue, New York, NY
    10010, Attention of [   ] Telecopy No. [   ]); and

          (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 10.02. Waivers; Amendments. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under any other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers party thereto and the Required Lenders or by the Borrowers party thereto and the Co-Administrative Agents with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,
(iv) change Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section or the definition of

"Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or (vi) release any Borrower from its joint and several liability for the Obligations hereunder, or limit its liability in respect of such joint and several liability, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

      SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates named on the cover of this Agreement, including the reasonable fees, charges and disbursements of one outside counsel for the Agents, in connection with the syndication, prior to the date hereof, of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers (requested by or for the benefit of the Borrowers) of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender,
(A) related to the enforcement of its rights in connection with the Loan Documents (including its rights under this Section) or (B) incurred during any workout, restructuring or related negotiations in respect of the Loan Documents or the Loans.

     (b) The Borrowers shall indemnify each Agent, each Lender, each of their Affiliates and each officer, director, employee or agent of the foregoing Persons involved directly or indirectly in the Transactions (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable related expenses (other than Excluded Taxes), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, except, as to each Indemnitee, for losses, claims, damages, liabilities and related expenses determined by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

     (c) To the extent that the Borrowers fail to pay any amount required to be paid by them to any Agent under paragraph (a) or (b) of this Section each Lender severally agrees to pay to such Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such.

     (d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

     (e) All amounts due under this Section shall be payable promptly after written demand therefor setting forth the amount and the nature of the expense or claim, as applicable.

      SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any of the Borrowers without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Company and the Payment Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Payment Agent) shall not be less than $10,000,000 unless the Company and the Payment Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause
(iii) shall not apply to its rights in respect of outstanding Competitive Loans,
(iv) the parties to each assignment shall execute and deliver to the Co-Administrative Agents an Assignment and Acceptance, together with (except in the case of an assignment by or to a Co-Administrative Agent) a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Payment Agent an Administrative Questionnaire; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clause (f) or (g) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obliga tions under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

     (c) The Payment Agent, acting for this purpose as agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Co-Administrative Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Payment Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (e) Any Lender may, without the consent of the Borrowers or the Payment Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Co-Administrative Agents, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

     (f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.

     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Co-Administrative Agents and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Co-Administrative Agents and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or (if consented to by the Borrowers and Co-Administrative Agents) to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and
(ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to any of the Borrowers or their Affiliates, except with such Borrower's consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

     SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Co-Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

     SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Co-Administrative Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Co-Administrative Agents and when the Co-Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto (other than Litton Operating, which shall execute a counterpart of this Agreement as provided in Section 10.14), and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 10.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     (b) Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

     (c) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 10.12. Confidentiality. Each Lender and each of the Co-Administrative Agents agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrowers pursuant to this Agreement which is identified by the Borrowers as being proprietary, private and/or confidential at the time the same is delivered to the Lenders or the Co-Administrative Agents, provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for any of the Lenders or the Co-Administrative Agents, (c) to bank examiners, auditors or accountants, (d) to the Co-Administrative Agents or any other Lender, (e) in connection with any litigation to which any one or more of the Lenders or the Co-Administrative Agents is a party or (f) to any assignee or participant (or prospective assignee or participant) SO LONG AS SUCH ASSIGNEE OR PARTICIPANT (OR PROSPECTIVE ASSIGNEE OR PARTICIPANT) FIRST EXECUTES AND DELIVERS TO THE RESPECTIVE LENDER A

CONFIDENTIALITY AGREEMENT SUBSTANTIALLY IN THE FORM OF EXHIBIT D (WHEREUPON SUCH BANK SHALL PROMPTLY DELIVER A COPY OF SUCH CONFIDENTIALITY AGREEMENT TO THE COMPANY); provided, further, that (i) unless specifically prohibited by applicable law or court order, each Lender and the Co-Administrative Agents shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information (x) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or (y) pursuant to legal process and (ii) in no event shall any Lender or the Co-Administrative Agents be obligated or required to return any materials furnished by the Borrowers; and, provided, finally, that no Lender shall, without the applicable Borrower's prior consent, provide any information relating to projections of that Borrower's financial performance to any participant or any prospective assignee or participant (other than any bank or other financial institution identified to the Borrowers as a participant under the Existing Credit Agreement in a notice given to the Borrowers prior to the Restatement Date), and, in lieu thereof, each of the Borrowers shall, promptly following the request of any Lender and at the Borrowers' expense, provide to a participant the projections of each of the Borrowers' financial performance that has been made available to such Lender. Each Lender agrees that money damages would not be a sufficient remedy for any breach of such Lender's obligations under this Section 10.12 and that, in addition to all other remedies available to the Borrowers at law or in equity, the Borrowers shall be entitled to injunctive relief against such Lender as a remedy for such breach.

     SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 10.14. Execution by Litton Operating. At such time as Litton Operating shall have become a Subsidiary, the Company will forthwith cause Litton Operating to execute this Agreement in the space provided below, to deliver a counterpart hereof to the Co-Administrative Agents and to deliver such other documents as shall be required to satisfy the conditions set forth in
Section 4.01(a), (b), (c) and (e), insofar as they relate to Litton Operating, and upon such execution and delivery, Litton Operating shall become a party to and a Borrower under this Agreement with the same effect as if it had originally been a party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                NNG, INC.,

                                      by
                                        _______________________________________
                                        Name:
                                        Title:


                                NORTHROP GRUMMAN CORPORATION,

                                      by
                                        _______________________________________
                                        Name:
                                        Title:


                                THE CHASE MANHATTAN BANK,
                                individually and as Co-Administrative Agent and Payment Agent,

                                      by
                                        _______________________________________
                                        Name:
                                        Title:


                                CREDIT SUISSE FIRST BOSTON,
                                individually and as Co-Administrative Agent,

                                      by
                                        _______________________________________
                                        Name:
                                        Title:

                                     by
                                        _______________________________________
                                        Name:
                                        Title:

                                CITIBANK, N.A.,

                                        by
                                           ____________________________________
                                           Name:
                                           Title:


                                THE BANK OF NOVA SCOTIA,

                                        by
                                           ____________________________________
                                           Name:
                                           Title:


                                DEUTSCHE BANC ALEX. BROWN
                                SECURITIES INC.

                                        by
                                           ____________________________________
                                           Name:
                                           Title:


                                [LENDERS],

                                        by
                                           ____________________________________
                                           Name:
                                           Title:

In accordance with Section 10.14 of the foregoing Agreement, Litton Industries, Inc., by its execution hereof, hereby becomes a party to and a Borrower under such Agreement with the same effect as if it had originally been a party thereto.

                                LITTON INDUSTRIES, INC.,

                                        by
                                           ____________________________________
                                           Name:
                                           Title: